                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Under Rule 14a-12

                              CENTENE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

                              CENTENE CORPORATION
                       7711 CARONDELET AVENUE, SUITE 800
                           ST. LOUIS, MISSOURI 63105

                             ---------------------

                                                                     May 1, 2002

Dear Fellow Stockholders:

     Our first Annual Meeting of Stockholders as a public company will be held at our corporate office at 7711 Carondelet Avenue, St. Louis, Missouri, at 10:00 A.M., central daylight time, on Monday, June 3, 2002. Annual meetings play an important role in maintaining communications and understanding among our management, board of directors and stockholders, and I hope that you will be able to join us.

     On the pages following this letter you will find the Notice of 2002 Annual Meeting of Stockholders, which lists the matters to be considered at the meeting, and the proxy statement, which describes the matters listed in the Notice. We have also enclosed our 2001 Annual Report to Stockholders.

     If you are a stockholder of record, we have enclosed your proxy card, which allows you to vote on the matters considered at the meeting. Simply mark, sign and date your proxy card, and then mail the completed proxy card in the enclosed postage-paid envelope. You may attend the meeting and vote in person even if you have sent in a proxy card.

     If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

                                          Sincerely,

                                          LOGO
                                          MICHAEL F. NEIDORFF
                                          President and Chief Executive Officer

                              CENTENE CORPORATION
                       7711 CARONDELET AVENUE, SUITE 800
                           ST. LOUIS, MISSOURI 63105

                             ---------------------

                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

Time and Date.................   10:00 A.M., central daylight time, on June 3,
                                 2002

Place.........................   Centene Corporation
                                 7711 Carondelet Avenue
                                 St. Louis, Missouri

Items of Business.............   At the meeting, we will ask you and our other
                                 stockholders to:

                                 (1) elect two Class I directors to three-year terms;

                                 (2) approve our 2002 Employee Stock Purchase
                                 Plan; and

                                 (3) transact any other business properly presented at the meeting.

Record Date...................   You may vote if you were a stockholder of
                                 record at the close of business on April 12, 2002.

Proxy Voting..................   It is important that your shares be represented
                                 and voted at the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise at the meeting.

                                          By order of the Board of Directors,

                                          LOGO
                                          KAREY L. WITTY
                                          Secretary

St. Louis, Missouri
May 1, 2002

                                PROXY STATEMENT
                                      FOR

                              CENTENE CORPORATION
                      2002 ANNUAL MEETING OF STOCKHOLDERS

                               TABLE OF CONTENTS

                  INFORMATION ABOUT THE MEETING
This Proxy Statement........................................     2
Who May Vote................................................     2
How to Vote.................................................     2
Quorum Required to Transact Business........................     3
Householding of Annual Meeting Materials....................     3

                     DISCUSSION OF PROPOSALS
Proposal One: Election of Directors.........................     3
Proposal Two: Approval of 2002 Employee Stock Purchase
  Plan......................................................     4
Other Matters...............................................     6
Submission of Future Stockholder Proposals..................     6

              ADDITIONAL INFORMATION ABOUT DIRECTORS
Background Information about Directors Continuing in
  Office....................................................     7
Board and Committee Meetings................................     8
Report of the Audit Committee...............................     8
Director Compensation.......................................     9
Compensation Committee Interlocks and Insider
  Participation.............................................     9
Report of the Compensation Committee........................     9

               INFORMATION ABOUT EXECUTIVE OFFICERS
Background Information about Executive Officers.............    10
Executive Compensation......................................    12
Employment Agreements.......................................    13
Related Party Transactions..................................    14

              INFORMATION ABOUT INDEPENDENT AUDITORS
Independent Auditors........................................    14
Independent Auditor Fees and Other Matters..................    14

        INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE
Stock Ownership of Directors, Executive Officers and 5%
  Beneficial Owners.........................................    15
Section 16(a) Beneficial Ownership Reporting Compliance.....    16
Stock Performance Graph.....................................    17

                         INFORMATION ABOUT THE MEETING

THIS PROXY STATEMENT

     We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2002 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. The meeting will be held at 10 A.M., central daylight time, on Monday, June 3, 2002, at our corporate offices at 7711 Carondelet Avenue, St. Louis, Missouri.

     - THIS PROXY STATEMENT summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

     - THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with the instructions.

     Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail, facsimile or telegram. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies. We will request banks, brokers and other nominees holding shares for a beneficial owner to forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares. We will reimburse these banks, brokers and other nominees for their related reasonable expenses. We have not retained the services of any proxy solicitation firm to assist us in soliciting proxies.

     We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on May 1, 2002. In this mailing, we are including a copy of our 2001 Annual Report to Stockholders. You may request a copy of our annual report on Form 10-K for the year ended December 31, 2001, or any exhibits attached thereto, without cost by writing to our Secretary, Karey
L. Witty, at the above address.

WHO MAY VOTE

     Holders of record of our common stock at the close of business on April 12, 2002 are entitled to one vote per share on each matter properly brought before the meeting. The proxy card states the number of shares you are entitled to vote.

     A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Karey Witty, at the above address, to make arrangements to review a copy of the stockholder list at our offices located at 7711 Carondelet Avenue, Suite 800, St. Louis, Missouri, prior to the meeting, between the hours of 8:00 A.M. and 5:00 P.M., central daylight time, on any business day from May 24, 2002 up to the time of the meeting.

HOW TO VOTE

     You may vote your shares at the meeting in person or by proxy:

     - TO VOTE IN PERSON, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

     - TO VOTE BY PROXY, you must mark, sign and date the enclosed proxy card and then mail the proxy card in the enclosed postage-paid envelope. Your proxy will be valid only if you complete and return the proxy card before the meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares for the election of the nominated directors and the approval of the 2002 Employee Stock Purchase Plan. If any other business properly comes before the meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

     Even if you complete and return a proxy card, you may revoke it at any time before it is exercised by taking one of the following actions:

     - send written notice to Karey Witty, our Secretary, at our address as set forth in the notice appearing before this proxy statement;

     - send us another signed proxy with a later date; or

     - attend the meeting, notify our Secretary that you are present, and then vote by ballot.

     If your shares are held in the name of a bank, broker or other nominee holder, you will receive instructions from the holder of record explaining how your shares may be voted. Please note that, in such an event, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

QUORUM REQUIRED TO TRANSACT BUSINESS

     At the close of business on April 12, 2002, 10,112,312 shares of our common stock were outstanding. Our by-laws require that a majority of the shares of our common stock outstanding on that date be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

     Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this proxy statement or our 2001 Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call, write or e-mail us at:

                              Centene Corporation
                              7711 Carondelet Avenue
                              Suite 800
                              St. Louis, Missouri 63105
                              Attn: Karey L. Witty
                              (314) 725-4477
                              kwitty@centene.com

     If you want to receive separate copies of our proxy statements and annual reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address, phone number or e-mail address.

                            DISCUSSION OF PROPOSALS

PROPOSAL ONE: ELECTION OF DIRECTORS

     The first proposal on the agenda for the meeting is the election of two people to serve as Class I directors for three-year terms beginning at the meeting and ending at our 2005 Annual Meeting of Stockholders.

     Under our by-laws, our board of directors has the authority to fix the number of directors, provided that the board must have between five and eleven members. Until the meeting, the number of directors is fixed at eight. Walter E. Burlock, Jr., who currently is a Class I director, will not stand for reelection at the meeting, and the board has not nominated a replacement director. As a result, there will be seven directors after the meeting. Our by-laws provide that the board is to be divided into three classes serving for staggered three-year terms.

     The board has nominated Samuel E. Bradt and Michael F. Neidorff, the current Class I directors, for re-election. Brief biographies of Messrs. Bradt and Neidorff, as of April 12, 2002, follow. You will find information about their stock holdings on page 15.

Samuel E. Bradt...............   Mr. Bradt has served as a director since 1993.
                                 He served as our Secretary from 1993 to July
                                 2000. Mr. Bradt is President of Merganser
                                 Corporation, a business advisory and venture capital firm he founded in 1980. Mr. Bradt is 63 years old.

Michael F. Neidorff...........   Mr. Neidorff has served as a director and our
                                 President and Chief Executive Officer since
                                 1996. From 1996 to November 2001, he also served as our Treasurer. From 1995 to 1996, Mr.
                                 Neidorff served as a Regional Vice President of Coventry Corporation, a publicly traded managed care organization, and as the President and Chief Executive Officer of Group Health Plan,
                                 Inc., a subsidiary of Coventry Corporation.
                                 From 1985 to 1995, Mr. Neidorff served as the
                                 President and Chief Executive Officer of
                                 Physicians Health Plan of Greater St. Louis, a subsidiary of United Healthcare Corp., a publicly traded managed care organization now known as UnitedHealth Group Incorporated. Mr.
                                 Neidorff is 59 years old.

     We expect that Messrs. Bradt and Neidorff will be able to serve if elected. If either of them is not able to serve, proxies may be voted for a substitute nominee.

     The nominees receiving the greatest number of votes cast will be elected as directors. We will not count abstentions when we tabulate votes cast for the director elections. Brokers have discretionary voting power with respect to director elections.

PROPOSAL TWO: APPROVAL OF 2002 EMPLOYEE STOCK PURCHASE PLAN

     On April 24, 2002, our board of directors adopted, subject to stockholder approval, the 2002 Employee Stock Purchase Plan, which would permit our eligible employees to purchase shares of our common stock at a discounted price. Up to 300,000 shares of our common stock, subject to adjustment in the event of stock splits and other similar events, may be issued pursuant to awards granted under the purchase plan.

     The board believes that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating key employees. ACCORDINGLY, THE BOARD BELIEVES ADOPTION OF THE PURCHASE PLAN IS IN OUR BEST INTERESTS AND THE BEST INTERESTS OF OUR STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PURCHASE PLAN.

     An affirmative vote of the holders of a majority of the common stock voting on the matter, in person or by proxy, is necessary to approve the purchase plan. Abstentions effectively count as votes against approval of the purchase plan. Brokers have discretionary voting power with respect to this proposal.

DESCRIPTION OF THE PURCHASE PLAN

     The following is a brief summary of the purchase plan, a copy of which is attached as Appendix A to this proxy statement. The following summary is qualified in its entirety by reference to the purchase plan.

     General. The purchase plan provides eligible employees with the opportunity to purchase shares of our common stock at a discounted price.

     Eligibility. Each of our employees and the employees of our eligible subsidiaries, including any officer or director who is also an employee, is eligible to participate in the purchase plan, provided he or she (1) is employed by us or any eligible subsidiary on the applicable offering commencement date, (2) is customarily employed by us or any eligible subsidiary for more than 20 hours per week and for more than five months in a calendar year and (3) has been employed by us or an eligible subsidiary for at least 90 days prior to enrolling in the purchase plan. As of April 24, 2002, approximately 400 of our employees were eligible to participate in the purchase plan. Since the purchase of shares under the purchase plan is discretionary, we cannot now determine the number of shares that will be purchased in the future by any particular person or persons. An employee will not be eligible to participate in the purchase plan if, immediately after participation, the employee would own, or holds options that if exercised would result in such employee owning, five percent or more of our outstanding common stock.

     Offerings. The purchase plan is implemented through one or more offerings, each of which is three months in length. Participants in an offering purchase shares with funds set aside through payroll withholdings. A participant may elect to have withheld from his or her pay, for purposes of purchasing shares under the purchase plan, an amount equal to (a) between 1.0% and 5.0%, or, if our common stock maintains a trading price of greater than or equal to $50.00 per share for a period of nine full calendar months, a maximum of 10.0%, as specified by the participant, multiplied by (b) the amount of compensation, up to a maximum of $4,165 per month, the participant receives during the offering period. During an offering period, a participant may purchase no more than the number of shares calculated by multiplying $2,083 by the number of full months in the offering period and dividing the result by the closing market price of our common stock on the first day of the offering period. This number is derived from a limitation imposed by the Internal Revenue Code that provides that no employee may be granted an option that permits the employee's rights to purchase stock under any employee stock purchase plan to accrue at a rate that exceeds $25,000 of the fair market value of the common stock (determined as of the date of grant) for each calendar year in which the option is outstanding at any time.

     Purchase Price. The price at which shares may be purchased during each offering is equal to 85% of the lower of (1) the closing price of our common stock as reported on the Nasdaq National Market on the date that the offering commences and (2) the closing price of our common stock as reported on the Nasdaq National Market on the date that the offering terminates.

     Holding Period. By purchasing shares under the plan, absent written consent from us to the contrary, the employee agrees not to sell, contract to sell, make any short sale of, grant any option for the purchase of or otherwise dispose of any of said shares for a period of ninety days.

     Number of Shares; Adjustments. The maximum number of shares of our common stock issuable under the purchase plan is 300,000. The purchase plan contains provisions relating to adjustments to be made under the purchase plan in the event of stock splits and other similar events and specified mergers, acquisitions and other extraordinary corporate transactions involving Centene.

     Administration. The purchase plan is administered by our board of directors, which has the authority to make rules and regulations for the administration of the purchase plan. The interpretations and decisions of the board with regard to such rules are final and binding. Pursuant to the terms of the purchase plan, the board may delegate authority under the purchase plan to a committee. The board initially has delegated authority to administer the purchase plan to the Compensation Committee.

     Amendment or Termination. Our board of directors may terminate or amend the purchase plan at any time, except that no amendment may be made without prior approval of our stockholders if approval is required by Section 423 of the Internal Revenue Code and that no amendment may be made which would cause the purchase plan to fail to comply with Section 423 of the Internal Revenue Code.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the purchase plan and with respect to the sale of common stock acquired under the purchase plan. This summary is based on the tax laws in effect as of May 1, 2002. Changes to these laws could alter the tax consequences described below.

     Tax Consequences to Participants. A participant will not have income upon enrolling in the purchase plan or upon purchasing stock at the end of an offering.

     A participant may have both compensation income and capital gain income if the participant sells stock that was acquired under the purchase plan at a profit (if sales proceeds exceed the purchase price). The amount of each type of income will depend on when the participant sells the stock. If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, then the participant will have compensation income equal to the lesser of:

     - 15% of the value of the stock on the day the offering commenced; and

     - the participant's profit.

Any excess profit will be long-term capital gain.

     If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. If the participant's profit exceeds the compensation income, then the excess profit will be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

     If the participant sells the stock at a loss (if sales proceeds are less than the purchase price), then the loss will be a capital loss. This capital loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

     Tax Consequences to Centene. There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

OTHER MATTERS

     Our board of directors is not aware of any matters that are expected to come before the meeting other than those referred to in this proxy statement. If any other matter should properly come before the meeting, the persons named in the accompanying proxy card intend to vote the proxies in accordance with their best judgment.

     The chairperson of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the procedures described below.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

     Under SEC rules, a stockholder who intends to present a proposal at our 2003 Annual Meeting of Stockholders and who wishes the proposal to be included in our proxy statement for that meeting must submit the proposal in writing to our Secretary at 7711 Carondelet Avenue, Suite 800, St. Louis, Missouri 63105 prior to January 1, 2003. SEC rules set standards for the types of stockholder proposals and the information that must be provided by the stockholder making the request.

     A stockholder who wishes to submit a proposal to be considered at our 2003 Annual Meeting of Stockholders, including nomination of a director, must comply with the provisions of our by-laws. Our by-laws require that the proposal be received by our Secretary not less than 60 days nor more than 90 days prior to that meeting. This notice must include the information required by the provisions of our by-laws, a copy of which may be obtained by writing to our Secretary at the address specified above. We have not yet set a date for our 2003 Annual Meeting. If the 2003 Annual Meeting were to be held on June 3, 2003, the anniversary of the 2002 Annual Meeting, any stockholder proposal would need to be submitted from March 6, 2002 to April 5, 2002.

                     ADDITIONAL INFORMATION ABOUT DIRECTORS

BACKGROUND INFORMATION ABOUT DIRECTORS CONTINUING IN OFFICE

     Our Class II and Class III directors will continue in office following the meeting. The terms of our Class II directors will expire upon our 2003 Annual Meeting of Stockholders, and the terms of our Class III directors will expire upon our 2004 Annual Meeting of Stockholders. Brief biographies of these directors, as of April 12, 2002, follow. You will find information about their holdings of common stock on page 15.

                               CLASS II DIRECTORS

Edward L. Cahill..............   Mr. Cahill has been a director since September
                                 1998. Mr. Cahill has been a Partner of HLM
                                 Management Co., a private venture capital and investment advisors firm located in Boston, Massachusetts, since April 2000. From 1995 to
                                 April 2000, he was a Partner of Cahill, Warnock
                                 & Co., a venture capital firm he co-founded.
                                 From 1981 to 1995, Mr. Cahill was employed by
                                 Alex. Brown & Sons, an investment banking and brokerage firm, where he headed the firm's health care group. He is a Director of Occupational Health & Rehabilitation, Inc., a
                                 Hingham, Massachusetts-based provider of occupational health services for employers, and a trustee of Johns Hopkins Medicine and Mercy
                                 Health Systems. Mr. Cahill is 49 years old.

Howard E. Cox, Jr. ...........   Mr. Cox has been a director since 1993. Mr. Cox
                                 is a Partner of Greylock Limited Partnership, a national venture capital firm headquartered in Waltham, Massachusetts and San Mateo,
                                 California, with which he has been associated since 1971. He also serves as a Director of Stryker Corporation, a Kalamazoo,
                                 Michigan-based provider of specialty surgical and medical products, and Landacorp, Inc., an Atlanta, Georgia-based provider of population health management solutions for healthcare payer and delivery organizations. Mr. Cox is 58 years old.

Robert K. Ditmore.............   Mr. Ditmore has been a director since 1996. Mr.
                                 Ditmore was the President and Chief Operating
                                 Officer of United Healthcare Corp., a publicly traded managed care organization now known as UnitedHealth Group Incorporated, from 1985 to
                                 1991, and a Director of UnitedHealth Group
                                 Incorporated from 1985 to 1995. Mr. Ditmore is
                                 68 years old.

                              CLASS III DIRECTORS

Claire W. Johnson.............   Mr. Johnson has been a director since 1987 and
                                 has been our Chairman since 1993. Mr. Johnson served as our acting President and Chief
                                 Executive Officer from 1995 to 1996. He served as the Chief Executive Officer of Group Health
                                 Cooperative of Eau Claire, Wisconsin, a health maintenance organization, from 1972 to 1994.
                                 Mr. Johnson is 59 years old.

Richard P. Wiederhold.........   Mr. Wiederhold has been a director since 1993.
                                 He has served, since 1992, as President of Managed Health Services, Inc., d/b/a the
                                 Elizabeth A. Brinn Foundation, a charitable foundation. From 1973 to 1985, he held several positions, including Corporate Treasurer, with
                                 Allen-Bradley Company, a manufacturer of industrial motor controls and electronic and magnetic components. Mr. Wiederhold is 59 years old.

     No director is related by blood, marriage or adoption to any other director or any executive officer. See "Information About Executive Officers -- Related Party Transactions" for a description of note payments we made in December 2001 to some of our directors and their affiliates.

BOARD AND COMMITTEE MEETINGS

     Our board of directors met six times during 2001. The board has established an Audit Committee and a Compensation Committee. In 2001, all of our directors attended 75% or more of the meetings of the board and of any committees thereof on which they served, except that Walter E. Burlock, Jr. attended no meetings.

     Audit Committee. The Audit Committee assists our board of directors in fulfilling its financial oversight responsibilities by reviewing all audit processes and fees, the financial information that will be provided to the stockholders, and our systems of internal financial controls. The Audit Committee shares with the board the authority and responsibility to select, evaluate and, where appropriate, replace our independent public accountants. The Audit Committee met 11 times in 2001.

     The Audit Committee consists of Samuel E. Bradt, Claire W. Johnson and Richard P. Wiederhold. Messrs. Johnson and Wiederhold are "independent" directors for purposes of the Nasdaq National Market listing standards. Because Mr. Bradt served as our Secretary from 1993 until July 2000, he is not considered to be an independent director under the Nasdaq definition. As permitted under the Nasdaq requirements, the board has determined that it is in our best interests and the best interests of our stockholders that Mr. Bradt continue to serve as a member of the Audit Committee. The board carefully considered Mr. Bradt's prior service as Secretary, as well as his financial sophistication and the understanding of our operations and audit and financial reporting functions he gained through his nine years as a member of the board and six years as a member of our Audit Committee. The board believes these qualities make Mr. Bradt an important and valuable member of the Audit Committee. The board has concluded that Mr. Bradt's prior position as Secretary will not impair his ability to fulfill his responsibilities as a member of the Audit Committee.

     Compensation Committee. The Compensation Committee reviews and makes recommendations to our board of directors regarding the compensation and benefits of our executive officers and key managers. The Compensation Committee also administers the issuance of stock options and other awards under our stock plans and establishes and reviews policies relating to the compensation and benefits of employees and consultants. The Compensation Committee consists of Edward L. Cahill, Howard E. Cox, Jr. and Robert K. Ditmore. The Compensation Committee met one time in 2001.

REPORT OF THE AUDIT COMMITTEE

     The board of directors has adopted a written charter for the Audit Committee. The Audit Committee has reviewed the charter and determined that the charter meets the standards set forth in the applicable regulations of Nasdaq and the SEC. The charter is attached as Appendix B to this proxy statement.

     Management is responsible for internal controls, financial reporting process and compliance with laws and regulations. Arthur Andersen LLP, as our independent auditors, has been responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary and appropriate to each of the matters assigned to it under its charter. The Audit Committee's duties and responsibilities do not include conducting audits or accounting reviews. Therefore, the Audit Committee has relied on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of Arthur Andersen included in its report on the consolidated financial statements. The Audit Committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

     In this context, the Audit Committee has met and held discussions with management and Arthur Andersen to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Arthur Andersen. The Audit Committee has discussed with Arthur Andersen the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

     The Audit Committee has received the written disclosures and the letter from Arthur Andersen required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of nonaudit services with the independence of Arthur Andersen, and has discussed such independence with Arthur Andersen.

     Based on the review and discussions referred to above, the Audit Committee recommended to the board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC.

                                          AUDIT COMMITTEE
                                          Samuel E. Bradt
                                          Claire W. Johnson
                                          Richard P. Wiederhold

DIRECTOR COMPENSATION

     Directors who are also our employees receive no additional cash compensation for serving on our board of directors. Non-employee directors receive an annual fee of $4,000 and a fee of $1,000 for each meeting of the board attended in person and $250 for each meeting attended by means of conference telephone call. In addition, each member of the Audit Committee or Compensation Committee receives $500 for each meeting attended in person and $200 for each meeting attended by means of conference telephone call. Directors are reimbursed for all reasonable expenses incurred in connection with their service.

     In addition, the board has in the past granted and may in the future grant stock options and other equity awards to both employee and non-employee directors under our stock plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors. None of the current members of our Compensation Committee has ever been an officer or employee of Centene or any of our subsidiaries.

REPORT OF THE COMPENSATION COMMITTEE

     Philosophy. The Compensation Committee, composed of three independent directors, administers the executive compensation program. The philosophy of the Compensation Committee as it relates to executive compensation is that the chief executive officer and other executive officers should be compensated at competitive levels sufficient to attract, motivate and retain talented executives who are capable of leading Centene in achieving its business objectives in an industry facing increasing regulation, competition and change, while aligning the compensation of senior management with the long-term interests of stockholders.

     Salary. Annual compensation for senior management consists of base salary and, when appropriate, bonus compensation. The minimum base salaries of each named executive officer, other than the chief executive officer, is established by his or her employment agreement described under "Employment Agreements" below. Subject to these minimums, salary levels of executives are reviewed and normally adjusted annually, and any bonuses are normally awarded annually. In determining appropriate salaries, the Compensation Committee considers: (1) the chief executive officer's recommendations as to compensation for all other executive officers; (2) the scope of responsibility, experience, time in position and individual performance of each officer, including the chief executive officer; and (3) compensation levels at institutions of comparable size and complexity. The Compensation Committee's analysis is a subjective process that utilizes no specific weighting or formula of the aforementioned factors in determining executives' base salaries.

     Bonuses. The Compensation Committee considers bonus compensation to be a motivational method for encouraging and rewarding outstanding individual performance, as well as the overall performance of Centene. Awards under the bonus plan are recommended to the board of directors by the Compensation Committee based primarily upon: (1) the overall performance of Centene; (2) the performance of the individual officer; and (3) the recommendation of the chief executive officer. The purpose of the bonus plan is to provide a special incentive to each executive to maximize his or her individual performance and the overall performance of Centene. For most senior officers, bonus-to-salary ratios are sufficiently high to provide meaningful incentives to accomplish these objectives. Bonuses are not based upon formulas or other objective criteria. In 2001, the Compensation Committee approved bonuses to executive officers totaling $765,000.

     Option Grants. The Compensation Committee also considers stock option grants to be an important motivational method for encouraging outstanding performance, especially for senior officers. The Compensation Committee believes that stock options provide management with a direct interest in the value of the common stock of Centene, thus aligning the interests of management with those of stockholders. While no options were granted in 2001 to the named executive officers, each of those officers holds options to purchase common stock of Centene.

     Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly traded company for compensation in excess of $1 million paid to the company's chief executive officer and its four other most highly compensated executive officers. Some types of compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. In general, Centene structures and administers its stock option plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under Centene's stock option plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of Centene and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

                                          COMPENSATION COMMITTEE
                                          Edward L. Cahill
                                          Howard E. Cox, Jr.
                                          Robert K. Ditmore

                      INFORMATION ABOUT EXECUTIVE OFFICERS

BACKGROUND INFORMATION ABOUT EXECUTIVE OFFICERS

     Our executive officers are elected by our board of directors and hold office until the first meeting of the board following an annual meeting of stockholders. Brief biographies of our executive officers, as of April 12, 2002, follow. You will find information about their holdings of common stock on page 15.

Michael F. Neidorff...........   President and Chief Executive Officer. You will
                                 find background information about Mr. Neidorff on page 4.

Joseph P. Drozda, Jr., M.D....   Dr. Drozda has served as our Senior Vice
                                 President, Medical Affairs since November 2000.
                                 He served as our part-time Medical Director from January 2000 through October 2000. From
                                 June 1999 to October 2000, Dr. Drozda was self-employed as a consultant to managed care organizations, physician groups, hospital networks and employer groups on a variety of managed care delivery and financing issues.
                                 From 1996 to April 1999, Dr. Drozda served as the Vice President of Medical Management of SSM
                                 Health Care, a health services network. From
                                 1994 to 1996, Dr. Drozda was the Vice President and Chief Medical Officer of PHP, Inc., a health maintenance organization based in North
                                 Carolina. From 1987 until 1994, Dr. Drozda served as Medical Director of Physicians Health
                                 Plan of Greater St. Louis, a health plan that he co-founded. Dr. Drozda is 56 years old.

Catherine Halverson...........   Ms. Halverson has served as our Senior Vice
                                 President, Business Development since September
                                 2001. From March 2001 to September 2001, she was self-employed as a consultant to a pharmaceutical benefit management company and
                                 Medicaid managed care plans. From 1993 to March
                                 2001, Ms. Halverson was the Vice President and
                                 Director of Medicaid Programs of UnitedHealth
                                 Group Incorporated. Ms. Halverson is 52 years old.

Mary O'Hara...................   Ms. O'Hara has served as our Senior Vice
                                 President, Operations Services since January
                                 1999. From December 1998 to January 1999, Ms.
                                 O'Hara served as our Chief Contracting Officer.
                                 From March 1997 to October 1998, Ms. O'Hara was the Chief Contracting Officer of Unity Health
                                 Network, a network of hospitals and physicians in Missouri and Illinois. From 1990 to February
                                 1997, Ms. O'Hara was the Director of Managed
                                 Care for Virginia Mason Medical Center, an integrated healthcare delivery system in
                                 Seattle, Washington. Ms. O'Hara is 52 years old.

Brian G. Spanel...............   Mr. Spanel has served as our Senior Vice
                                 President and Chief Information Officer since
                                 1996. From 1988 to 1996, Mr. Spanel served as
                                 President of GBS Consultants, a healthcare consulting and help desk software developer.
                                 From 1987 to 1988, Mr. Spanel was Director of
                                 Information Services for CompuCare, a managed care organization. From 1984 to 1987, Mr.
                                 Spanel was Director of Information Services for
                                 Peak Health Care, a managed care organization.
                                 Mr. Spanel is 46 years old.

Karey L. Witty................   Mr. Witty has served as our Senior Vice
                                 President and Chief Financial Officer since
                                 August 2000, our Secretary since February 2000 and our Treasurer since November 2001. From
                                 March 1999 to August 2000, Mr. Witty served as our Vice President of Health Plan Accounting.
                                 From 1996 to March 1999, Mr. Witty was
                                 Controller of Heritage Health Systems, Inc., a healthcare company in Nashville, Tennessee.
                                 From 1994 to 1996, Mr. Witty served as Director of Accounting for Healthwise of America, Inc., a publicly traded managed care organization.
                                 Mr. Witty is 37 years old.

     No officer, or any associate of such officer, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director or executive officer is related by blood, marriage or adoption to any director or any other executive officer.

EXECUTIVE COMPENSATION

     Compensation Earned. The following summarizes the compensation earned during 2001 and 2000 by our chief executive officer and our four other most highly compensated executive officers who were serving as executive officers on December 31, 2001. We refer to these five individuals as our "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                  ANNUAL COMPENSATION        SECURITIES
                                              ---------------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                   YEAR   SALARY($)   BONUS($)    OPTIONS(#)
---------------------------                   ----   ---------   --------   ------------
Michael F. Neidorff.........................  2001   $315,000    $275,000          --
President and Chief Executive Officer.......  2000    300,000     160,000      40,000
Joseph P. Drozda, Jr........................  2001    190,000      75,000          --
Senior Vice President, Medical Affairs......  2000     97,981      35,000      35,000
Mary O'Hara.................................  2001    240,000      60,000          --
Senior Vice President, Operations
  Services..................................  2000    230,000      60,000       3,000
Brian G. Spanel.............................  2001    175,000      75,000          --
Senior Vice President and...................  2000    148,249      43,000       5,000
Chief Information Officer
Karey L. Witty..............................  2001    175,000     125,000          --
Senior Vice President, Chief Financial......  2000    149,615      75,000      20,000
Officer, Treasurer and Secretary

     Option Grants. We did not grant any options to any of the named executive officers in 2001.

     Option Exercises and Holdings. None of the named executive officers exercised options during 2001. The following table sets forth information regarding the number and value of exercised and unexercised options held by each of the named executive officers as of December 31, 2001.

                     AGGREGATED 2001 YEAR-END OPTION VALUES

                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                       OPTIONS AT FISCAL YEAR END          FISCAL YEAR END
                                       ---------------------------   ---------------------------
NAME                                   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                   -----------   -------------   -----------   -------------
Michael F. Neidorff..................    177,700        127,000      $3,450,715     $2,559,090
Joseph P. Drozda, Jr.................      7,000         28,000         144,340        577,360
Mary O'Hara..........................     35,600         42,400         717,122        858,488
Brian G. Spanel......................     38,000         22,000         746,770        453,580
Karey L. Witty.......................     28,000         52,000         567,280      1,057,120

     Amounts described in the preceding table under the heading "Value of Unexercised In-The-Money Options at Fiscal Year End" are determined by multiplying the number of shares underlying the options by the difference between the last reported per share sale price of our common stock on December 31, 2001 and the per share option exercise prices.

     Stock options that are otherwise unvested may be exercised for shares that are subject to vesting and a repurchase option at the exercise price. Fifty percent of shares underlying options granted under our 1994 Stock Plan, 1996 Stock Plan and 1998 Stock Plan vest automatically upon a change of control. Shares underlying options granted under our 1999 Stock Plan and 2000 Stock Plan vest automatically in full upon a change in control.

EMPLOYMENT AGREEMENTS

     Joseph P. Drozda, Jr. serves as our Senior Vice President, Medical Affairs pursuant to an employment agreement dated October 30, 2000. We have agreed to pay Dr. Drozda an annual salary of $180,000, which may be adjusted by our President. Dr. Drozda may also receive an annual bonus at the discretion of our Compensation Committee. Dr. Drozda has agreed not to disclose confidential information about our business, and not to compete with us during the term of his employment and for nine months thereafter. Dr. Drozda's employment may be terminated by us for cause or permanent disability. If Dr. Drozda is terminated without cause, he will be entitled to receive one year's salary continuation and we will be obligated to pay premiums for the health and dental coverage to which he would be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, for 12 months. If, after a change in control, Dr. Drozda's position is eliminated, his salary is reduced or he is asked and refuses to relocate outside of the St. Louis metropolitan area, he will, upon termination, be entitled to the above benefits, but his one year salary will be paid either in a lump sum or as salary continuance, at his option.

     Mary O'Hara serves as our Senior Vice President, Operations Services pursuant to an employment agreement dated December 16, 1998. This agreement had an initial term of one year and renews automatically on an annual basis unless we provide 30 days' prior written notice of non-renewal. We have agreed to pay Ms. O'Hara an annual salary of $200,000, which may be adjusted by our President. Ms. O'Hara may also receive an annual bonus in the discretion of our Compensation Committee. Ms. O'Hara has agreed not to disclose confidential information about our business or, during the term of her employment and for a period of one year thereafter, solicit any of our customers, suppliers, employees or agents. Ms. O'Hara has also agreed not to compete with us during the term of her employment or for a period of six months thereafter. Ms. O'Hara's employment may be terminated by us for cause or permanent disability. If Ms. O'Hara is terminated without cause, Ms. O'Hara will be entitled to receive one year's salary continuation and COBRA coverage for 12 months.

     Brian G. Spanel serves as our Senior Vice President and Chief Information Officer pursuant to an employment agreement dated August 6, 2001. This agreement has an initial term of one year and renews automatically on an annual basis unless we provide 30 days' prior written notice of non-renewal. We have agreed to pay Mr. Spanel an annual salary of $175,000, which may be adjusted by our President. Mr. Spanel may also receive an annual bonus at the discretion of our Compensation Committee. Mr. Spanel has agreed not to disclose confidential information about our business. Mr. Spanel has also agreed not to compete with us during the term of his employment and for nine months thereafter. Mr. Spanel's employment may be terminated by us for cause or permanent disability. If we terminate Mr. Spanel without cause, he will be entitled to receive 39 weeks salary continuation and COBRA coverage for nine months. If, within 24 months after a change in control, Mr. Spanel is involuntarily terminated or voluntarily resigns due to a reduction in his compensation, a material adverse change in his position with us or the nature or scope of his duties or a request that he relocate outside of the St. Louis metropolitan area, he will be entitled to receive one year's salary, either in a lump sum or as salary continuance, at his option, COBRA coverage for 18 months and the use of an outplacement service.

     Karey L. Witty serves as our Senior Vice President and Chief Financial Officer pursuant to an employment agreement dated as of January 1, 2001. This agreement had an initial term of one year and renews automatically unless we provide 30 days' prior written notice of non-renewal. We have agreed to pay Mr. Witty an annual salary of $175,000, which may be adjusted by our President. Mr. Witty may also receive an annual bonus at the discretion of our Compensation Committee. Mr. Witty has agreed not to disclose confidential information about our business or, during the term of his employment and for a period of six months thereafter, not to compete with us. Mr. Witty's employment may be terminated by us for cause or permanent disability. If we terminate Mr. Witty without cause, Mr. Witty will be entitled to receive one year's salary continuation and COBRA coverage for 12 months. If, after a change in control, Mr. Witty is involuntarily terminated or voluntarily resigns due to a reduction in his compensation, a material adverse change in his position with us or the nature or scope of his duties or a request that he relocate outside of the St. Louis metropolitan area, he will be entitled to receive one year's salary, either in a lump sum or as salary continuance, at his option, COBRA coverage for 18 months and the use of an outplacement service.

RELATED-PARTY TRANSACTIONS

     Payment of Notes. In December 2001, we used a portion of our proceeds from the sale of our common stock in our initial public offering to repay all of our outstanding subordinated notes. An aggregate of $2.5 million of the subordinated notes were held by Greylock Limited Partnership, which owns 21.0% of our common stock and is an affiliate of Howard E. Cox, Jr., a member of our board of directors; $660,746 of the notes were held by the Elizabeth A. Brinn Foundation, which is an affiliate of Samuel E. Bradt, Claire W. Johnson and Richard P. Wiederhold, each of whom is a member of the board; $235,499 of the notes were held by Mr. Johnson; $205,352 of the notes were held by Mr. Wiederhold; and $7,980 of the notes were held by Michael F. Neidorff, our President and Chief Executive Officer and a member of the board.

     Employment Agreements. We entered into employment agreements with Karey L. Witty in January 2001 and Brian G. Spanel in August 2001. For a more detailed discussion of these employment agreements, including severance provisions, see "Information About Executive Officers -- Employment Agreements."

                     INFORMATION ABOUT INDEPENDENT AUDITORS

INDEPENDENT AUDITORS

     Arthur Andersen LLP has served as our independent auditors since 1994. We have engaged Arthur Andersen to provide review services in connection with our quarterly reports on Form 10-Q. The board of directors and the Audit Committee continue to monitor and review developments that may affect the extent to which Arthur Andersen is willing and able to continue providing audit services as a separate legal entity. The board has delegated to the Audit Committee the responsibility to work with management to review the qualifications of other major national accounting firms to serve as our independent auditors for 2002. We would disclose any change in independent auditors in a current report on Form 8-K, as contemplated by the rules of the SEC. We expect that representatives of our independent auditors will be present at the meeting to answer appropriate questions and will have the opportunity to make a statement if they desire to do so.

INDEPENDENT AUDITOR FEES AND OTHER MATTERS

     Audit Fees. Arthur Andersen LLP billed us an aggregate of $250,200 in fees for professional services rendered in connection with the audit of our consolidated financial statements for 2001.

     Financial Information Systems Design and Implementation Fees. Arthur Andersen LLP did not bill us for any professional services rendered to us or our affiliates for the most recent fiscal year in connection with financial information systems design or implementation, the operation of our information system or the management of our local area network.

     Other Fees. Arthur Andersen LLP billed us $278,000 in fees for audit related services and $218,000 for other services rendered to us and our affiliates for 2001. Audit related services included SEC filings related to our initial public offering, employee benefit plan audits, accounting consultation and other attestation work. Other services included tax return preparation and consultation and technology risk consulting. Our Audit Committee has reviewed these fees and concluded that the payment of such fees is compatible with maintaining Arthur Andersen's independence.

               INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND 5% BENEFICIAL OWNERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of April 12, 2002 for:

     - each person, entity or group of affiliated persons or entities known by us to beneficially own more than 5% of our outstanding common stock;

     - each of our named executive officers and directors (two of whom are nominated for re-election); and

     - all of our executive officers and directors as a group.

                                                 SHARES BENEFICIALLY OWNED
                                           -------------------------------------
                                           OUTSTANDING   RIGHT TO
NAME AND ADDRESS OF BENEFICIAL OWNER         SHARES      ACQUIRE    TOTAL NUMBER   PERCENTAGE
------------------------------------       -----------   --------   ------------   ----------
Greylock Limited Partnership.............   2,127,799         --     2,127,799       21.0%
  One Federal Street, 26th Floor
  Boston, Massachusetts 02110
Strategic Investment Partners Ltd........   2,000,000         --     2,000,000        19.8
  c/o Soros Fund Management LLC
  888 Seventh Avenue, 33rd Floor
  New York, New York 10061
Cahill, Warnock Strategic Partners Fund,
  L.P....................................   1,000,000         --     1,000,000         9.9
  One South Street, Suite 2150
  Baltimore, Maryland 21202
Gilder, Gagnon, Howe & Co. LLC...........     670,000         --       670,000         6.6
  1775 Broadway, 26th Floor
  New York, New York 10019
Provident Investment Counsel, Inc........     601,790         --       601,790         6.0
  300 North Lake Avenue
  Pasadena, California 91101
Michael F. Neidorff......................      75,340    304,700       380,040         3.6
Claire W. Johnson........................     303,028     40,000       343,028         3.4
Richard P. Wiederhold....................     234,716     30,000       264,716         2.6
Samuel E. Bradt..........................      63,625     30,000        93,625           *
Robert K. Ditmore........................      50,000     35,000        85,000           *
Karey L. Witty...........................          --     80,000        80,000           *
Mary O'Hara..............................          --     78,000        78,000           *
Brian Spanel.............................       5,000     60,000        65,000           *
Joseph P. Drozda, Jr.....................          --     35,000        35,000           *
Howard E. Cox, Jr........................          --     30,000        30,000           *
Walter E. Burlock, Jr....................          --     20,000        20,000           *
Edward L. Cahill.........................          --     20,000        20,000           *
All directors and executive officers as a
  group (13 persons).....................     725,099    792,700     1,517,799        13.9

---------------
* Represents less than 1% of outstanding shares of common stock.

     As of April 12, 2002, there were 10,112,312 shares of our common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC. To calculate a stockholder's percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options beneficially owned by that stockholder that are exercisable or that will be exercisable within 60 days of

April 12, 2002. Options held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except to the extent authority is shared by spouses under applicable community property laws. The address of our officers and directors is in care of Centene Corporation, 7711 Carondelet Avenue, Suite 800, St. Louis, Missouri 63105.

     Robert P. Henderson and Henry F. McCance, the Co-Managing General Partners of Greylock Limited Partnership, may be deemed to share voting and investment power with respect to the outstanding shares beneficially owned by Greylock Limited Partnership. Mr. Cox, a Co-Managing Director of Greylock Limited Partnership, disclaims beneficial ownership of the shares held by Greylock Limited Partnership. Information with respect to the shares held by Greylock Limited Partnership is based in part on a Schedule 13G filed with the SEC on February 13, 2002 by Greylock Limited Partnership, Mr. Henderson and Mr. McCance.

     Quasar International Partners LDC, Quantum Industrial Partners LDC, QIH Management Investor, L.P., QIH Management, Inc., Soros Fund Management LLC and George Soros may be deemed to share voting and investment power with respect to the outstanding shares beneficially owned by Strategic Investment Partners Ltd. Information with respect to the shares held by Strategic Investment Partners Ltd. is based in part on a Schedule 13G filed with the SEC on February 14, 2002 by Strategic Investment Partners Ltd. and such other beneficial owners.

     Outstanding shares beneficially owned of record by Cahill, Warnock Strategic Partners Fund, L.P. include 52,500 shares owned of record by Strategic Associates, L.P. Each of Cahill, Warnock Strategic Partners Fund, L.P., Strategic Associates, L.P. and Cahill, Warnock Strategic Partners, L.P. may be deemed to share voting and investment power with respect to the 947,500 shares held of record by Cahill, Warnock Strategic Partners Fund, L.P. and the 52,500 shares held of record by Strategic Associates, L.P. Mr. Cahill is a partner of Cahill, Warnock Strategic Partners, L.P., the general partner of Cahill, Warnock Strategic Partners Fund, L.P. and Strategic Associates, L.P.; he disclaims beneficial ownership of these 1,000,000 shares. Information with respect to these 1,000,000 shares is based in part on an amendment number 1 to Schedule 13G filed with the SEC on February 28, 2002 by Cahill, Warnock Strategic Partners Fund, L.P., Strategic Associates, L.P. and Cahill, Warnock Strategic Partners, L.P.

     Information with respect to the outstanding shares beneficially owned by Gilder, Gagnon, Howe & Co. LLC is based on a Schedule 13G filed with the SEC on February 7, 2002 by such firm.

     Information with respect to the outstanding shares beneficially owned by Provident Investment Counsel, Inc. is based on a Schedule 13G dated February 10, 2002, filed with the SEC by such firm.

     Outstanding shares beneficially owned by Messrs. Bradt, Johnson and Wiederhold include 3,305 shares owned of record by the Elizabeth A. Brinn Foundation. Messrs. Bradt, Johnson and Wiederhold are directors of the Elizabeth
A. Brinn Foundation. Messrs. Bradt and Wiederhold are also executive officers of the Elizabeth A. Brinn Foundation. Messrs. Bradt, Johnson and Wiederhold may be deemed to share voting and investment power with respect to these shares, but they disclaim beneficial ownership.

     Shares beneficially owned by Mr. Ditmore consist of 50,000 outstanding shares owned of record by D.L. Associates and 35,000 shares issuable pursuant to options granted to D.L. Associates. Mr. Ditmore is a managing general partner of D.L. Associates and shares voting and investment power with respect to these securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Directors, executive officers and beneficial owners of more than ten percent of our common stock are required by Section 16(a) of the Securities Exchange Act to file reports with the SEC detailing their beneficial ownership of our common stock and reporting changes in such beneficial ownership. We are required to disclose any late filings of such reports. To our knowledge, based solely on review of copies of reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements during 2001 were complied with on a timely basis.

STOCK PERFORMANCE GRAPH

     Our common stock has been listed for trading on the Nasdaq National Market under the symbol "CNTE" since December 13, 2001. The following graph compares the cumulative total stockholder return on our common stock for the period from December 13, 2001 to December 31, 2001 with the cumulative total return of the Nasdaq Stock Market -- 100 Index and a selected industry peer group over the same period. The graph assumes an investment of $100 on December 13, 2001 in our common stock (at the last reported sale price on such date), the Nasdaq Stock Market -- 100 Index and the selected peer group and assumes the reinvestment of any dividends. The industry peer group of companies we selected consists of AMERIGROUP Corporation, Coventry Health Care, Inc., First Health Group Corp. and Oxford Health Plans, Inc.

[PERFORMANCE GRAPH]

-------------------------------------------------------------------------------------------
                                                 12/13/01   12/20/01   12/27/01   12/31/01
-------------------------------------------------------------------------------------------
 Centene Corporation                              100.00     115.41     120.93     127.62
 Nasdaq Stock Market -- 100 Index                 100.00      97.22     100.29      98.45
 Selected Peer Group                              100.00     103.93     106.25     105.98

                                   APPENDIX A
                       2002 EMPLOYEE STOCK PURCHASE PLAN

     The purpose of this Plan is to provide eligible employees of Centene Corporation (the "Company") and certain of its subsidiaries with opportunities to purchase shares of the Company's common stock, $.001 par value (the "Common Stock"), commencing on July 1, 2002. An aggregate of 300,000 shares of Common Stock has been approved for this purpose. This Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and shall be interpreted consistently therewith.

     1. Administration. The Plan will be administered by the Company's Board of Directors (the "Board") or by a Committee appointed by the Board (the "Committee"). The Board or the Committee has authority to make rules and regulations for the administration of the Plan and its interpretation and decisions with regard thereto shall be final and conclusive.

     2. Eligibility. All employees of the Company, including directors who are employees, and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or the Committee from time to time (a "Designated Subsidiary"), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

          (a) they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year; and

          (b) they have been employed by the Company or a Designated Subsidiary for at least ninety days prior to enrolling in the Plan; and

          (c) they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).

No employee may be granted an option hereunder if such employee, immediately after the option is granted, owns five percent or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock that the employee has a contractual right to purchase shall be treated as stock owned by the employee.

     3. Offerings. The Company will make one or more offerings ("Offerings") to employees to purchase stock under this Plan. Offerings will begin each January 1, April 1, July 1 and October 1, or the first business day thereafter (the "Offering Commencement Dates"). Each Offering Commencement Date will begin a three-month period (a "Plan Period") during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. The Board or the Committee may, at its discretion, choose a different Plan Period of twelve months or less for subsequent Offerings.

     4. Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding a payroll deduction authorization form to the employee's appropriate payroll office at least ten days prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, the employee's deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The term "Compensation" means the amount of money reportable on the employee's Federal Income Tax Withholding Statement, excluding overtime, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown on the employee's Federal Income Tax Withholding Statement.

     5. Deductions. The Company will maintain payroll deduction accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction in any dollar amount equal to:

          (a) from a minimum 1.0% to a maximum of 5.0% (or, if the Common Stock, as traded on the Nasdaq National Market and published in The Wall Street Journal, maintains a closing price of greater than or equal to $50.00 per share on each day for a period of nine consecutive full calendar months, 10.0%), as specified by the employee, multiplied by;

          (b) the amount of Compensation the employee receives during the Plan Period (or such shorter period during which deductions from payroll are made), up to a maximum of $4,165 of Compensation per month.

     6. Deduction Changes. An employee may decrease or discontinue the employee's payroll deduction once during any Plan Period, by filing a new payroll deduction authorization form. An employee may not, however, increase the employee's payroll deduction during a Plan Period. If an employee elects to discontinue the employee's payroll deductions during a Plan Period, but does not elect to withdraw the employee's funds pursuant to Section 8 hereof, funds deducted prior to the employee's election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).

     7. Interest. Interest will not be paid on any employee accounts, except to the extent that the Board or the Committee, in its sole discretion, elects to credit employee accounts with interest at such per annum rate as it may from time to time determine.

     8. Withdrawal of Funds. An employee may at any time prior to the close of business on the last business day in a Plan Period and for any reason permanently draw out the balance accumulated in the employee's account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period. If an employee withdraws from participation in an Offering, he or she may not participate in the immediately following Offering but may participate in the second following Offering and any Offering thereafter in accordance with terms and conditions established by the Board or the Committee.

     9. Purchase of Shares. On the Offering Commencement Date of each Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option ("Option") to purchase on the last business day of such Plan Period (the "Exercise Date"), at the Option Price hereinafter provided for, the largest number of whole shares of Common Stock of the Company as does not exceed the number of shares determined by multiplying $2,083 by the number of full months in the Offering Period and dividing the result by the closing price (as defined below) on the Offering Commencement Date of such Plan Period.

     Notwithstanding the above, no employee may be granted an Option (as defined in Section 9) that permits the employee's rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate that exceeds $25,000 of the fair market value of such Common Stock (determined at the Offering Commencement Date of the Plan Period) for each calendar year in which the Option is outstanding at any time.

     The purchase price for each share purchased will be 85% of the closing price of the Common Stock on (i) the first business day of such Plan Period or
(ii) the Exercise Date, whichever closing price shall be less. Such closing price shall be (a) the closing price on any national securities exchange on which the Common Stock is listed, (b) the closing price of the Common Stock on the Nasdaq National Market or (c) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal. If no sales of Common Stock were made on such a day, the price of the Common Stock for purposes of clauses (a) and (b) above shall be the reported price for the next preceding day on which sales were made.

     Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised the employee's Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the Plan that the employee's accumulated payroll deductions on such date will pay for, but not in excess of the maximum number determined in the manner set forth above.

     Any balance remaining in an employee's payroll deduction account at the end of a Plan Period will be automatically refunded to the employee, except that any balance that is less than the purchase price of one share of Common Stock will be carried forward into the employee's payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee's account shall be refunded.

     10. Issuance of Certificates. Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company's sole discretion) in the name of a brokerage firm, bank or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates.

     11. Rights on Retirement, Death or Termination of Employment. In the event of a participating employee's termination of employment prior to the last business day of a Plan Period, no payroll deduction shall be taken from any pay due and owing to an employee and the balance in the employee's account shall be paid to the employee or, in the event of the employee's death, (a) to a beneficiary previously designated in a revocable notice signed by the employee (with any spousal consent required under state law), (b) in the absence of such a designated beneficiary, to the executor or administrator of the employee's estate, or (c) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person or persons as the Company may, in its discretion, designate. If, prior to the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of this Plan.

     12. Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from the employee's pay shall constitute such employee a stockholder of the shares of Common Stock covered by an Option under this Plan until such shares have been purchased by and issued to him.

     13. Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

     14. Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose.

     15. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for this Plan, and the share limitation set forth in Section 9, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board or the Committee. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Board or the Committee to give proper effect to such event.

     16. Holding Period. By purchasing shares hereunder, absent written consent from the Company to the contrary, the employee agrees not to sell, contract to sell, make any short sale of, grant any option for the purchase of or otherwise dispose of any of said shares during the 90 day period following the Exercise Date of the Plan Period pursuant to which the shares were purchased.

     17. Merger. If the Company shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation ("Continuity of Control"), the holder of each Option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such Option for each share as to which such Option shall be exercised the securities or property that a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation, and the Board or the Committee shall take such steps in connection with such merger or consolidation as the Board or the Committee shall deem necessary to assure that the provisions of
Section 15 shall thereafter be applicable, as nearly as reasonably may be, in relation to the said securities or property as to which such holder of such Option might thereafter be entitled to receive thereunder.

     In the event of a merger or consolidation of the Company with or into another corporation that does not involve Continuity of Control, or of a sale of all or substantially all of the assets of the Company while unexercised Options remain outstanding under the Plan: (a) subject to the provisions of clauses (b) and (c), after the effective date of such transaction, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive in lieu of shares of Common Stock, shares of such stock or other securities as the holders of shares of Common Stock received pursuant to the terms of such transaction; (b) all outstanding Options may be cancelled by the Board or the Committee as of a date prior to the effective date of any such transaction and all payroll deductions shall be paid out to the participating employees; or (c) all outstanding Options may be cancelled by the Board or the Committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an Option, and each holder of an Option shall have the right to exercise such Option in full based on payroll deductions then credited to the employee's account as of a date determined by the Board or the Committee, which date shall not be less than ten days preceding the effective date of such transaction.

     18. Amendment of the Plan. The Board may at any time, and from time to time, amend this Plan in any respect, except that (a) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made that would cause the Plan to fail to comply with Section 423 of the Code.

     19. Insufficient Shares. In the event that the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Board or the Committee will allot the shares then available on a pro rata basis.

     20. Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded.

     21. Governmental Regulations. The Company's obligation to sell and deliver Common Stock under this Plan is subject to listing on a national stock exchange or quotation on The Nasdaq National Market (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.

     22. Governing Law. The Plan shall be governed by Missouri law except to the extent that such law is preempted by federal law.

     23. Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

     24. Notification upon Sale of Shares. Each employee agrees, by entering the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

     25. Withholding. Each employee shall, no later than the date of the event creating the tax liability, make provision satisfactory to the Board for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.

     26. Effective Date and Approval of Stockholders. The Plan shall take effect on April 24, 2002, subject to approval by the stockholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.

                                   APPENDIX B

                            AUDIT COMMITTEE CHARTER

     This charter governs the operations of the Audit Committee of Centene Corporation (the "Company"). The Audit Committee shall review and reassess the charter at least annually and shall obtain the approval of the Board of Directors to the charter each year or when the Audit Committee deems it appropriate to propose an amendment to the charter.

PURPOSE

     The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process and the independence of the outside auditor and to report the results of its activities to the Board of Directors. Management is responsible for preparing the Company's financial statements and the independent accountants are responsible for auditing those financial statements. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The Committee shall take appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior. The Committee's primary duties and responsibilities are to:

          SERVE AS AN INDEPENDENT AND OBJECTIVE PARTY TO MONITOR THE COMPANY'S FINANCIAL REPORTING PROCESS AND INTERNAL CONTROL SYSTEM.

     Review and appraise the audit efforts of the Company's independent accountants.

          PROVIDE AN OPEN AVENUE OF COMMUNICATION AMONG THE INDEPENDENT ACCOUNTANTS, FINANCIAL AND SENIOR MANAGEMENT, AND THE BOARD OF DIRECTORS.

STATEMENT OF POLICY

     The Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board of Directors. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent accountants, and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company, and the power to retain outside counsel or other experts for this purpose.

COMPOSITION

     The Audit Committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom is independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate and at least one member shall have accounting or related financial management expertise.

     The members of the Committee shall be elected by the Board of Directors at the annual organizational meeting of the Board of Directors or until their successors shall be duly elected and qualified. Unless a Chair is elected by the Board of Directors, the members of the Committee may designate a Chair by majority vote of the Committee membership.

RESPONSIBILITIES AND DUTIES

     The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

     - The Audit Committee shall have a clear understanding with management and the independent accountants that the independent accountants are ultimately accountable to the Board of Directors and the Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, to replace the independent accountants. The Committee shall discuss with the accountants their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board of Directors the selection of the Company's independent accountants.

     - The Audit Committee shall discuss with the independent accountants the overall scope and plans for their respective audits including the adequacy of staffing and compensation. In addition, the Committee shall discuss with management and the independent accountants the adequacy and effectiveness of the accounting and financial controls, including the Company's system for monitoring and managing business risk, and its legal and ethical compliance programs. The Committee shall meet separately with the independent accountants, with and without management present, to discuss the results of their examinations.

     - The Audit Committee shall review quarterly financial statements with management. The Committee shall discuss the results of the review and any other matters required to be communicated to the Committee under generally accepted auditing standards. The Chair of the Audit Committee, or a Committee member to whom such responsibility has been delegated by the Chair, may represent the entire Committee for the purposes of this review.

     - The Audit Committee shall review with management and the independent accountants the financial statements to be included in the Company's Annual Report (or the annual report to shareholders), including its judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent accountants under generally accepted auditing standards.

                               CENTENE CORPORATION
                                      PROXY

             ANNUAL MEETING OF STOCKHOLDERS, JUNE 3, 2002 THIS PROXY
                IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints Michael F. Neidorff, Karey L. Witty, and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Centene Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Centene Corporation, to be held at our General Office, 7711 Carondelet Ave., Suite 800, St. Louis, Missouri 63105 on Monday, June 3, 2002, at 10:00 a.m., and at any adjournments thereof.

     If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any adjournment thereof, then both of said Proxies so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.


           (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.    PLEASE MARK
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.                                               YOUR VOTES AS
                                                                                                                   INDICATED IN  [X]
                                                                                                                   THIS EXAMPLE


1. ELECTION OF DIRECTORS

     FOR both nominees          WITHHOLD       Nominees -- 01 Michael F. Neidorff     3. OTHER BUSINESS: In their discretion the
     listed (except as         AUTHORITY       and 02 Samuel E. Bradt.                   Proxies are authorized to vote upon such
       marked to the        to vote for both                                             other matters as may properly come before
  contrary to the right).      nominees.       (To withhold authority to vote for        the meeting.
           [ ]                    [ ]          any individual nominee, write that
                                               nominee's name on the line provided
                                               below.)

                                               ------------------------------------
                                               THE BOARD OF DIRECTORS RECOMMENDS A
                                               VOTE FOR BOTH DIRECTOR NOMINEES

2. PROPOSAL TO APPROVE THE ADOPTION
   of the 2002 Employee Stock Purchase Plan.
   The Board of Directors recommends a vote FOR proposal 2.

           FOR      AGAINST     ABSTAIN
           [ ]        [ ]         [ ]                                                               CONFIDENTIAL VOTE     [ ]
                                                                                                           REQUESTED:



                                                                                      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                                                                      CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID
                                                                                      ENVELOPE.

                                                                                      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                                                                                      OF DIRECTORS




SIGNATURE                                                 SIGNATURE                                                 DATE
         ------------------------------------------------          ------------------------------------------------     ------------

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

------------------------------------------------------------------------------------------------------------------------------------
                                                      o FOLD AND DETACH HERE o